EXHIBIT 5
                         Silver, Freedman & Taff, L.L.P.
                     1100 New York Avenue, N.W., 7th Floor
                           Washington, DC 20005-3934

              Telephone:(202)414-6100   Facsimile: (202)682-0354



                                  July 19, 1999



Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Members of the Board:

     We have acted as counsel to Bay View Capital Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement") relating to the registration of 2,792,955 shares of the Corporation's common stock to be offered by the selling stockholder described in the Registration Statement (the "Secondary Shares"). In this connection, we have reviewed the Corporation's Restated Certificate of Incorporation, its Bylaws and certain resolutions of its Board of Directors.

     Based upon the foregoing, it is our opinion that the Secondary Shares will be, when and if issued, validly issued, fully paid and nonassessable shares of common stock of the Corporation.

     We hereby consent to the inclusion of our opinion as Exhibit 5 of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /S/ SILVER, FREEDMAN & TAFF, L.L.P.
                                            -----------------------------------
                                            SILVER, FREEDMAN & TAFF, L.L.P.